Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION: Paul G. Saari Chief Financial Officer (800) 497-7659

ATLANTIS PLASTICS ANNOUNCES
THIRD QUARTER 2004 RESULTS

ATLANTA, GA – (October 20, 2004) Atlantis Plastics, Inc. (ASE: AGH) today announced its operating results for the third quarter and nine months ended September 30, 2004. Net sales for the third quarter of 2004 were $89.4 million compared with $76.6 million for the third quarter of 2003. Net income for the third quarter of 2004 was $3.2 million, or $0.39 per diluted share, compared with $2.5 million, or $0.32 per diluted share, in the third quarter of 2003.

Net sales for the first nine months of 2004 were $256.4 million compared with $211.5 million for the comparable period of 2003. Net income for the first nine months of 2004 was $8.8 million, or $1.09 per diluted share, compared with $5.1 million, or $0.66 per diluted share, for the comparable period of 2003.

In the Company’s Plastic Films segment, net sales increased 16% in the third quarter and 18% during the first nine months of 2004, compared to the same periods in the prior year. Plastic Films’ sales volume (measured in pounds) increased 8% and 12% for the quarter and year-to-date periods, respectively, from the comparable periods in 2003. In the Injection Molding segment, net sales for the quarter and nine months ended September 30, 2004 increased 21% and 29%, respectively, from the comparable periods in 2003. Net sales for the third quarter and the first nine months of 2004 in the Profile Extrusion segment increased 8% and 17%, respectively, from the comparable periods in 2003.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2004 were $9.1 million, compared with $8.5 million for the third quarter of 2003. Atlantis’ gross margin and operating margin for the third quarter of 2004 were 17% and 7%, respectively, compared with 16% and 7%, respectively, for the comparable period in 2003. For the nine months ended September 30, 2004, EBITDA, gross margin and operating margin were $26.6 million, 16%, and 7%, respectively, compared with $21.3 million, 16%, and 6%, respectively, for the nine months ended September 30, 2003. Net debt (total debt less cash) at September 30, 2004 was $73.6 million compared with $74.2 million at December 31, 2003.

Selling, general and administrative expenses for the third quarter of 2004 were $8.5 million compared with $6.8 million for the third quarter of 2003. Selling, general and administrative expenses for the first nine months of 2004 were $23.9 million compared with $20.8 million for the first nine months of 2003. Both increases are primarily the result of increases in incentive compensation costs.

Anthony F. Bova, President and Chief Executive Officer, said, “We continue to be pleased with our operating results in 2004. In the third quarter, we increased sales by 17%, gross profit by 21% and diluted earnings per share by 22%. Our strong third quarter results follow our very strong first half results. For the nine-month period, we increased sales by 21% and gross profit by 26%. This substantially contributed to growth in earnings per share of 65% and in EBITDA of 25% compared to the same period in the prior year.

“In our Plastic Films segment, we continue to achieve excellent operating results. Despite the significant escalation of resin prices, our film volume (measured in pounds) increased 8% for the quarter and 12% for the nine-month period. Our continued focus on margin protection and operating cost reduction initiatives resulted in an increase in our Plastic Films segment’s operating income of 33% for the nine months ended September 30, 2004, compared to the comparable period in 2003.

“Our Injection Molded business continues to deliver excellent operating results due in large part to strong growth in our building products line and in our traditional custom injection molded business. Sales were up approximately 21% for the quarter and 29% for the first nine months of 2004, from the comparable periods in 2003. Operating profit for the third quarter and the first nine months of 2004 increased 42% and 95%, respectively, from the comparable periods in 2003.

“In our Profile Extrusion business, sales were up approximately 8% for the quarter and up 17% for the first nine months of 2004. Our Profile Extrusion business faced margin pressure as a result of the increase in resin cost in 2004; however, the top-line growth generated primarily by a strong RV sector resulted in increases in gross profit and operating profit of 12% and 13%, respectively, compared to the first nine months of 2003.”

Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.

Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent in predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2003 filed with the Securities and Exchange Commission.

Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.

Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern daylight time. To participate in the conference call, please call 1-800-344-6783.

For more information, please visit www.atlantisstock.com.

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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2004	2003	2004	2003
Net sales	$89,350	$76,640	$256,363	$211,516
Cost of sales	74,589	64,433	214,435	178,308

Gross profit	14,761	12,207	41,928	33,208
Selling, general and administrative expenses	8,453	6,776	23,879	20,750

Operating income	6,308	5,431	18,049	12,458
Interest expense	(1,346)	(1,491)	(4,052)	(4,510)
Other income, net	111	80	77	330

Income before provision for income taxes	5,073	4,020	14,074	8,278
Provision for income taxes	1,897	1,545	5,273	3,186

Net income	$3,176	$2,475	$8,801	$5,092

Basic earnings per share	$0.41	$0.32	$1.14	$0.67
Diluted earnings per share	$0.39	$0.32	$1.09	$0.66

Weighted average number of shares used in computing earnings per share (in thousands):
Basic	7,724	7,622	7,689	7,599
Diluted	8,131	7,782	8,108	7,700

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in thousands, except share and per share data)	2004	2003
ASSETS
Cash and cash equivalents	$68	$3,001
Accounts receivable, net of allowances of $1,175 and $1,281, respectively	46,412	39,601
Inventories	28,188	23,305
Other current assets	3,056	3,583
Deferred income tax asset	3,003	3,003

Total current assets	80,727	72,493
Property and equipment, net	57,691	60,347
Goodwill	47,212	47,212
Other assets	3,972	4,748

Total assets	$189,602	$184,800

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$33,614	$36,149
Current portion of long-term debt	6,449	10,487

Total current liabilities	40,063	46,636
Long-term debt, less current portion	67,172	66,713
Deferred income taxes	13,372	12,731
Other liabilities	289	315

Total liabilities	120,896	126,395
Commitments and contingencies	—	—
Shareholders’ equity:
Class A Common Stock, $.10 par value, 20,000,000 shares authorized, 5,514,566 and 5,170,842 shares issued and outstanding in 2004 and 2003	551	517
Class B Common Stock, $.10 par value, 7,000,000 shares authorized, 2,227,057 and 2,456,981 shares issued and outstanding in 2004 and 2003	223	246
Additional paid-in capital	11,774	11,119
Notes receivable from sale of common stock	(483)	(1,317)
Retained earnings	56,641	47,840

Total shareholders’ equity	68,706	58,405

Total liabilities and shareholders’ equity	$189,602	$184,800

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
(in thousands)	2004	2003
OPERATING ACTIVITIES
Net income	$8,801	$5,092
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	8,527	8,824
Loan fee amortization	776	756
Interest receivable from shareholder loans	34	(35)
Deferred income taxes	641	(769)
Changes in operating assets and liabilities:
Accounts receivable	(6,811)	(11,097)
Inventory	(4,883)	2,654
Other current assets	527	2,836
Accounts payable and accrued expenses	(2,535)	(802)
Other assets and liabilities	(7)	(304)

Net cash provided by operating activities	5,070	7,155

INVESTING ACTIVITIES
Capital expenditures	(5,890)	(5,447)

Net cash used for investing activities	(5,890)	(5,447)

FINANCING ACTIVITIES
Net borrowings under revolving credit agreements	5,600	400
Payments on long-term debt	(9,179)	(3,529)
Payments on notes receivable from shareholders	800	332
Proceeds from exercise of stock options	666	243

Net cash used for financing activities	(2,113)	(2,554)

Net decrease in cash and cash equivalents	(2,933)	(846)
Cash and cash equivalents at beginning of period	3,001	1,225

Cash and cash equivalents at end of period	$68	$379

Supplemental disclosure of non-cash activities:
Non-cash change in accounts receivable and accounts payable in connection with supplier agreements	$423	$1,493

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2004			2003
(in millions)	Q3	Q2	Q1	Q4	Q3	Q2	Q1
NET SALES
Plastic Films	$56.9	$54.1	$50.7	$49.8	$49.1	$41.4	$46.1
Injection Molding	26.1	26.1	23.8	22.5	21.6	20.5	16.8
Profile Extrusion	6.4	6.6	5.7	5.3	5.9	5.3	4.8

Total	$89.4	$86.8	$80.2	$77.6	$76.6	$67.2	$67.7
GROSS MARGIN
Plastic Films	16%	15%	15%	18%	15%	14%	16%
Injection Molding	16%	17%	16%	16%	15%	14%	13%
Profile Extrusion	24%	25%	23%	19%	25%	26%	25%

Total	17%	16%	16%	18%	16%	15%	16%
OPERATING MARGIN
Plastic Films	6%	6%	6%	8%	6%	2%	6%
Injection Molding	8%	8%	8%	7%	7%	5%	4%
Profile Extrusion	14%	15%	12%	7%	15%	14%	14%

Total	7%	7%	7%	8%	7%	4%	6%

RECONCILIATION OF NET INCOME TO EBITDA(1)

	2004			2003
(in millions)	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Net income	$3.2	$3.1	$2.5	$3.1	$2.5	$0.9	$1.7
Net interest expense	1.3	1.4	1.3	1.3	1.4	1.3	1.5
Provision for income taxes	1.9	1.9	1.5	1.6	1.6	0.6	1.0
Depreciation and amortization	2.7	2.9	2.9	3.0	3.0	2.9	2.9

EBITDA	$9.1	$9.3	$8.2	$9.0	$8.5	$5.7	$7.1

(1) EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization. The Company believes EBITDA is a useful financial metric used by investors to assess financial performance.